As filed with the Securities and Exchange Commission on May 24, 2017

Registration No. 333-143275

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	65-0039856
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1661 Worthington Road, Suite 100

West Palm Beach, Florida 33409
(Address, including zip code, of Principal Executive Offices)

Ocwen Financial Corporation

2007 Equity Incentive Plan

2017 Performance Incentive Plan

(Full title of the plan)

Michael J. Stanton

Senior Vice President, Deputy General Counsel and Company Secretary

1661 Worthington Road, Suite 100

West Palm Beach, Florida 33409
(561) 682-8000

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

John-Paul Motley, Esq.
O’Melveny & Myers LLP

400 South Hope Street, 18th Floor

Los Angeles, California 90071

(213) 430-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, $0.01 par value per share	20,000,000 shares	(1)(3)	N/A	(2)	N/A	(2)	N/A	(2)

(1)	This Registration Statement covers, in addition to the number of shares of Ocwen Financial Corporation, a Florida corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Ocwen Financial Corporation 2007 Equity Incentive Plan (the “2007 Plan”) and Ocwen Financial Corporation 2017 Performance Incentive Plan (the “2017 Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	The filing fee for the registration of the offer of shares under the 2007 Plan was paid in full upon the filing of the Form S-8 Registration Statement on May 25, 2007 (the “2007 Form S-8”). Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2017 Plan on the 2007 Form S-8 pursuant to this Post-Effective Amendment No. 1 to Form S-8.

(3)

As described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 to Form S-8 is being filed to provide that a portion of the shares originally registered on the 2007 Form S-8 for issuance under the 2007 Plan may be issued under the 2017 Plan once they are no longer issuable pursuant to the 2007 Plan.

The Exhibit Index for this Registration Statement is at page 10.

EXPLANATORY NOTE

The Company previously filed the 2007 Form S-8 with the Securities and Exchange Commission (the “SEC” or the “Commission”) to register the offer of 20,000,000 shares of Common Stock pursuant to the 2007 Plan.

On April 6, 2017, the Company’s Board of Directors adopted the 2017 Plan. The Company’s shareholders approved the 2017 Plan at the Company’s annual meeting of shareholders held on May 24, 2017 (the “2017 Annual Meeting”). Upon shareholder approval of the 2017 Plan, the Company’s authority to grant new awards under the 2007 Plan terminated, and a total of 3,717,973 shares of Common Stock that had been available for new award grants under the 2007 Plan immediately prior to the 2017 Annual Meeting became available for award grants under the 2017 Plan. As provided in the 2017 Plan, any shares of the Company’s common stock subject to outstanding awards under the 2007 Plan that expire, are cancelled or otherwise terminate without such shares being issued after the 2017 Annual Meeting will be available for award grant purposes under the 2017 Plan. As of the date of the 2017 Annual Meeting, a total of 9,753,168 shares were subject to awards then outstanding under the 2007 Plan. The number of shares available for new award grants under the 2007 Plan immediately prior to the 2017 Annual Meeting and the number of shares that may become available for award grant under the 2017 Plan after the Annual Meeting as a result of the expiration, cancellation or termination of awards then outstanding under the 2007 Plan as of the date of the 2017 Annual Meeting are referred to herein as the “Transferred Shares.” Accordingly, the maximum number of shares of Common Stock initially registered for offer pursuant to the 2007 Plan that may become Transferred Shares available for offer under the 2017 Plan is 13,471,141 shares (which is the sum of the 3,717,973 shares that became Transferred Shares in connection with the 2017 Annual Meeting plus the 9,753,168 shares that were subject to awards outstanding under the 2007 Plan as of the date of the 2017 Annual Meeting).

The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2007 Form S-8 to register the offer of the Transferred Shares under the 2017 Plan (as such shares would no longer be issuable under the 2007 Plan).

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PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

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PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016, filed with the Commission on February 23, 2017, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on May 15, 2017 (Commission File No. 001-13219);
(b)	The Company’s Quarterly Report on Form 10-Q, filed with the Commission on May 15, 2017 (Commission File No. 001-13219);
(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on March 20, 2017, March 27, 2017, May 16, 2017 (with respect to Item 4.02 only) and May 24, 2017 (each, Commission File No. 001-13219); and
(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on July 25, 1997 (Commission File No. 001-13219), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Cara R. Baros. Ms. Baros is Assistant Company Secretary and Counsel of the Company and is compensated by the Company as an employee. Ms. Baros is eligible to receive stock and other awards granted by the Company under the Plan.

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Item 6.	Indemnification of Directors and Officers

The Registrant is organized under the laws of the State of Florida and is subject to the Florida Business Corporation Act, or the FBCA. Subject to the procedures and limitations stated therein Section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless (a) the director breached or failed to perform his duties as a director and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

Subject to the procedures and limitations stated therein, Section 607.0850(1) of the FBCA empowers a Florida corporation, such as the Registrant, to indemnify any person who was or is a party to any proceeding (other than any action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA also empowers a Florida corporation, such as the Registrant, to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

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To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) of the FBCA, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification of or advancement of expenses to any of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, a director, officer, employee or agent is not entitled to indemnification or advancement of expenses if a judgment or other final adjudication establish that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Registrant’s Amended and Restated Articles of Incorporation provide that the Registrant shall, to the fullest extent permitted by Section 607.0850 of the FBCA, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Section 607.0850 of the FBCA from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 607.0850 of the FBCA. Further, the indemnification provided for in the Registrant’s Amended and Restated Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The Registrant has also entered into an indemnification agreement with each of its directors and certain of its executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Florida law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant maintains an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against its directors and officers for a wrongful act for which they may become legally obligated to pay or for which the Registrant is required to indemnify its directors and officers.

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Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 10, which is incorporated herein by reference.

Item 9.	Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on May 24, 2017.

OCWEN FINANCIAL CORPORATION

By:	/s/ Ronald M. Faris
Ronald M. Faris
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ronald M. Faris and Michael R. Bourque, Jr., and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald M. Faris	President, Chief Executive Officer, and Director	May 24, 2017
Ronald M. Faris	(Principal Executive Officer)

/s/ Michael R. Bourque, Jr.	Executive Vice President and Chief Financial Officer	May 24, 2017
Michael R. Bourque, Jr.	(Principal Financial Officer)

/s/ Catherine M. Dondzila	Senior Vice President and Chief Accounting Officer	May 24, 2017
Catherine M. Dondzila	(Principal Accounting Officer)

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Signature	Title	Date

/s/ Alan J. Bowers	Director	May 24, 2017
Alan J. Bowers

/s/ Jacques J. Busquet	Director	May 24, 2017
Jacques J. Busquet

/s/ Phyllis R. Caldwell	Chair of the Board of Directors	May 24, 2017
Phyllis R. Caldwell

/s/ Carol J. Galante	Director	May 24, 2017
Carol J. Galante

/s/ Robert J. Lipstein	Director	May 24, 2017
Robert J. Lipstein

/s/ Robert A. Salcetti	Director	May 24, 2017
Robert A. Salcetti

/s/ DeForest B. Soaries, Jr.	Director	May 24, 2017
DeForest B. Soaries, Jr.

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Ocwen Financial Corporation 2007 Equity Incentive Plan. (Filed as Appendix A to the Company’s definitive Proxy Statement filed with the Commission on March 30, 2007 (Commission File No. 001-13219) and incorporated herein by this reference.)
4.2	Ocwen Financial Corporation 2017 Performance Incentive Plan. (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 24, 2017 (Commission File No. 001-13219) and incorporated herein by this reference.)
5.1	Opinion of Counsel (opinion re legality of the securities being registered with respect to the 2007 Plan. Filed as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on May 25, 2007 (Commission File No. 333-143275) and incorporated herein by this reference.)
5.2	Opinion of Counsel (opinion re legality of the Transferred Shares).
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Counsel (included in Exhibits 5.1 and 5.2).
24.1	Power of Attorney (included in this Registration Statement under “Signatures”).
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